Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 2008, relating to our audit of the consolidated financial statements and internal control over financial reporting, which appears on page F-1 in the Annual Report on Form 10-K of Natural Gas Services Group, Inc. as of and for the year ended December 31, 2007.

Hein & Associates LLP
Dallas, Texas
October 1, 2008